PROSPECTUS SUPPLEMENT[1]	Filed Pursuant to Rule 424(_)(_)
(To Prospectus dated _________, 20__)	Registration Statement No. 333-_______

Neuberger Berman High Yield Strategies Fund Inc.
Rights for [             ] Shares of Common Stock
Subscription Rights to Purchase Shares of Common Stock

The Fund is issuing transferable rights (“Rights”) to its stockholders of record as of the close of business on        (the “Record Date”) entitling the holders of these Rights to subscribe (the “Offer”) for an aggregate of       shares of common stock, par value $0.0001 per share of common stock (the “Common Stock”).  The holders of Common Stock (the “Common Stockholders”) of record on the Record Date (“Record Date Stockholders”) will receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the holders to purchase one new share of Common Stock for every       Rights held (1 for      ), and Common Stockholders of record who fully exercise their Rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional Common Stock covered by any unexercised Rights. Any Record Date Stockholder that owns fewer than       shares of Common Stock as of the close of business on the Record Date is entitled to subscribe for one full share of Common Stock in the Offer.

The Fund’s outstanding Common Stock is, and the shares of Common Stock issued pursuant to the exercise of the Rights will be, listed on the NYSE American. The Fund’s shares of Common Stock trade under the symbol “NHS.” The Rights are transferable and will be admitted for trading on the NYSE American under the symbol       during the course of the Offer. See “Description of the Rights Offering” for a complete discussion of the terms of the Offer.

The Offer will expire at            , New York City time, on             , unless extended as described in this Prospectus Supplement (the “Expiration Date”). The subscription price per share of Common Stock (the “Subscription Price”) will be determined based upon [ ].

Rights holders will not know the Subscription Price at the time of exercise and will be required initially to pay for both the shares of Common Stock subscribed for pursuant to the primary subscription and, if eligible, any additional shares of Common Stock subscribed for pursuant to the over-subscription privilege at the estimated Subscription Price of $              per share of Common Stock [and, except in limited circumstances, will not be able to rescind their subscription].

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

The NAV of the Fund’s Common Stock at the close of business on             was $            and the last reported sale price of a share of Common Stock on the NYSE American on that date was $          , representing a discount to NAV of            %.

  Investing in the Fund’s Rights and/or Common Stock involves certain risks. You should review the information set forth under “Special Characteristics and Risk of the Rights” below and “Risk Factors” in the accompanying Prospectus before investing in the Fund’s Shares of Common Stock.

In addition, you should consider the following:

•
Upon completion of the Offer, Common Stockholders who do not fully exercise their Rights will own a smaller proportional interest in the Fund than if they exercised their Rights, which will proportionately decrease the relative voting power of those Common Stockholders.

•
In addition, if the Subscription Price is less than the NAV as of the Expiration Date, the completion of the Offer will result in an immediate dilution of NAV for all Common Stockholders (i.e., will cause the NAV of the Fund to decrease) and may have the effect of reducing the market price of the Fund’s Common Stock. It is anticipated that the existing Common Stockholders will experience immediate dilution even if they fully exercise their Rights. Such dilution is not currently determinable because it is not known how many shares of Common Stock will be subscribed for, what the NAV or market price of the Fund’s Common Stock will be on the Expiration Date or what the Subscription Price per share of Common Stock will be. However, assuming full exercise of the Rights being offered at the Subscription Price and assuming that the NAV per share of Common Stock on the Expiration Date was $       (the NAV per share of Common Stock as of       ), it is estimated that the per share dilution resulting from the Offer would be $      , or       %. Any such dilution will disproportionately affect non-exercising Common Stockholders. If the Subscription Price is substantially less than the current NAV, this dilution could be substantial. The distribution to Common Stockholders of transferable Rights, which themselves have intrinsic value, will afford non-participating Common Stockholders of record on the Record Date the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the Offer.

•
There can be no assurance that a market for the Rights will develop or, if such a market develops, what the price of the Rights will be. See “Description of the Rights Offering — Dilution and Effect of Non-Participation in the Offer” in this Prospectus Supplement.

•	All costs of the Offer will be borne by the Fund, and indirectly by current Common Stockholders whether they exercise their Rights or not.

•	Except as described herein, Rights holders will have no right to rescind their subscriptions after receipt of their payment for shares of Common Stock by the subscription agent for the Offer.

•
The Fund has declared a monthly distribution payable on       with a record date of       , which will not be payable with respect to Common Stock issued pursuant to the Offer. The Fund also expects to declare a monthly distribution to Common Stockholders payable on or about        with a record date on or about               , which will not be payable with respect to Common Stock that are issued pursuant to the Offer after such record date.

		Per Share		Total (1)
Subscription price of Common Stock	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to the Fund	$		$
(1)	The aggregate expenses of the offering are estimated to be $_____, which represents approximately $_____ per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s common stock and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund. Material that has been incorporated by reference and other information about the Fund can be obtained by calling [( )] or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE DILUTION [OR ACCRETION] OF THE AGGREGATE NET ASSET VALUE OF YOUR SHARES OF COMMON STOCK DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE [OR BELOW] THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE.

The shares of common stock are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [  ], 20__. If the offer is extended, the shares of common stock are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [ ], 20__.

The date of this Prospectus Supplement is [  ], 20__

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. The Fund’s business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” refers to Neuberger Berman High Yield Strategies Fund Inc.

TABLE OF CONTENTS
Prospectus Supplement

Page
SUMMARY OF THE TERMS OF THE RIGHTS OFFERING	[ ]
TABLE OF FEES AND EXPENSES	[ ]
DESCRIPTION OF THE RIGHTS OFFERING	[ ]
DISTRIBUTION ARRANGEMENTS	[ ]
USE OF PROCEEDS	[ ]
CAPITALIZATION	[ ]
PRICE RANGE OF SHARES OF COMMON STOCK	[ ]
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS	[ ]
RIGHTS OFFERING	[ ]
TAXATION	[ ]
LEGAL MATTERS	[ ]
Cautionary notice regarding forward-looking statements

This Prospectus Supplement, the accompanying Prospectus and statement of additional information contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Stock will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer
The Fund is issuing to Common Stockholders of record at the close of business on                , the Record Date, one transferable Right for each whole share of Common Stock held. Each Common Stockholder on the Record Date that continues to hold Rights and each other holder of the Rights is entitled to subscribe for one share of Common Stock for every        Rights held (1 for       ). The Fund will not issue fractional shares of Common Stock upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of        , except that any Record Date Stockholder that owns fewer than        shares of Common Stock as of the close of business on the Record Date is entitled to subscribe for one full share of Common Stock in the Offer. Record Date Stockholders who hold two or more accounts may not combine their fractional interests across accounts. We refer to a Rights holder's right to acquire during the subscription period at the Subscription Price one additional share of Common Stock for every    Rights held (or in the case of any Record Date Stockholder who owns fewer than [  ] shares of Common Stock as of the close of business on the Record Date, the right to acquire one share of Common Stock), as the "Primary Subscription."

Rights holders may exercise Rights at any time after issuance on [ ] and prior to [     p.m.], New York City time, on [ ], the Expiration Date, unless otherwise extended by the Fund (the "Subscription Period"). See "Description of the Rights Offering — Expiration of the Offer." The Rights are transferable and will be admitted for trading on the NYSE American under the symbol "[  ]" during the course of the Offer. See "Description of the Rights Offering —Transferability and Sale of Rights."

Shares of Common Stock of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon exercise of Rights, shares of Common Stock are expected to be issued at a price below their NAV.

An investor who acquires Common Stock in the Offer issued after the record date for a monthly distribution (if any) to be paid by the Fund will not receive such distribution. Therefore, an investor who acquires Common Stock in the Offer will not receive the Fund's distribution payable on [ ] to Common Stockholders of record at the close of business on [ ] and an investor who acquires Common Stock in the Offer issued after the record date for the Fund's [ ] distribution (which is expected to be [ ]), if declared by the Board, will not receive such distribution.

Record Date Stockholders who fully exercise the Rights issued to them pursuant to the Offer (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) will be entitled to an over-subscription privilege under which they may subscribe for additional shares of Common Stock at the Subscription Price. Any shares of Common Stock made available pursuant to the over-subscription privilege are subject to allotment. See "Description of the Rights Offering —Over-Subscription Privilege."

In this Prospectus, we use the terms "Common Stockholders" to refer to any person that holds Common Stock, "Record Date Stockholders" to refer to those Common Stockholders that held their Common Stock on the Record Date and "Existing Rights Holders" to refer to those persons (i) that are Record Date Stockholders to whom the Rights were issued initially to the extent that a Record Date Stockholder continues to hold Rights and (ii) any subsequent transferees of the Rights that continue to hold the Rights.

Amount Available for Primary Subscription	$[ ]
Title	Subscription Rights to Purchase Shares of Common Stock
Subscription Price	Rights may be exercised at a price of $[ ] per share of Common Stock (the “Subscription Price”). See “Terms of the Offer.”
Record Date	Rights will be issued to Common Stockholders on [ , 20__] (the “Record Date”). See “Terms of the Offer.”
Number of Rights Issued	Rights will be issued in respect of each share of Common Stock of the Fund outstanding on the Record Date. See “Terms of the Offer.”
Number of Rights Required to Purchase One share of Common Stock
A holder of Rights may purchase [__] share of Common Stock of the Fund for every [__] Rights exercised. The number of Rights to be issued to a Common Stockholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by [__]. See “Terms of the Offer.”

[Over-Subscription Privilege
Record Date Stockholders who fully exercise all Rights initially issued to them (other than those Rights to acquire less than one share of Common Stock, which cannot be exercised) are entitled to subscribe for additional Common Stock which was not subscribed for by other Record Date Stockholders at the same Subscription Price, subject to certain limitations and subject to allotment. This is known as the “over-subscription privilege” (the “Over-Subscription Privilege”). Investors who are not Record Date Stockholders, but who otherwise acquire Rights to purchase the Fund’s Common Stock pursuant to the Offer (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Fund’s Common Stock pursuant to the Over-Subscription Privilege. If sufficient Common Stock is available, all Record Date Stockholders’ over-subscription requests will be honored in full. If these requests for Common Stock exceed the Common Stock available, the available Common Stock will be allocated pro rata among Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

Any Common Stock issued pursuant to the Over-Subscription Privilege will be Common Stock registered under the Prospectus.]

[Distribution Arrangements
[  ] will act as Dealer Manager for the Offer. Under the terms and subject to the conditions contained in a Dealer Manager Agreement among the Fund, the Adviser and the Dealer Manager (the "Dealer Manager Agreement"), the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege (if any). [The Offer is not contingent upon any number of Rights being exercised.] The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to        % of the Subscription Price for each share of common stock issued pursuant to the exercise of Rights (including pursuant to the Over-Subscription Privilege). The Dealer Manager will reallow a part of its fees to other broker-dealers that have assisted in soliciting the exercise of Rights. The Fund has also agreed to pay the Dealer Manager up to $         as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Offer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $        , incurred by the Dealer Manager, Selling Group Members (as defined below), Soliciting Dealers (as defined below) and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. The Fund and the Advisers have also agreed to indemnify the Dealer Manager against certain liabilities, including under the Securities Act of 1933, as amended (the "Securities Act"). The fees paid to the Dealer Manager will be borne by the Fund and indirectly by all of its Common Stockholders, including those who do not exercise the Rights. All of the costs of the Offer will be borne by the Fund and indirectly by the Fund's Common Stockholders whether or not they exercise their Rights.

Prior to the expiration of the Offer, the Dealer Manager may purchase or exercise Rights during the Subscription Period at prices determined at the time of such exercise, which are expected to vary from the Subscription Price. See "Description of the Rights Offering —Distribution Arrangements" and "—Compensation to Dealer Manager."]

[Transferability and Sale of Rights
The Rights are transferable until the close of business on the last Business Day prior to the Expiration Date of the Offer and will be admitted for trading on the NYSE American, subject to notice of issuance, under the symbol identified in this Supplement.

The Offer may be terminated or extended by the Fund at any time for any reason before the Expiration Date for that offering. If the Fund terminates an offering, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such Common Stockholders who had elected to exercise their Rights.

Trading in the Rights on the NYSE American is expected to begin [two] Business Days prior to the Record Date and may be conducted until the close of trading on the last NYSE American trading day prior to the Expiration Date. For purposes of this Prospectus, a “Business Day” shall mean any day on which trading is conducted on the NYSE American. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop.

The value of the Rights, if any, will be reflected by their market price on the NYSE American. Rights may be sold by individual holders through their broker or financial advisor. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.

Rights that are sold will not confer any right to acquire any Common Stock in any over-subscription, and any Record Date Stockholder who sells any Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) will not be eligible to participate in the Over-Subscription Privilege, if any.

Trading of the Rights on the NYSE American will be conducted on a when-issued basis until and including the date on which the subscription certificates are mailed or otherwise distributed to Record Date Stockholders and thereafter will be conducted on a regular-way basis until and including the last NYSE American trading day prior to the completion of the Subscription Period. The Rights are expected to begin trading ex-Rights [one] Business Day prior to the Record Date.

Stockholders are urged to obtain a recent trading price for the Rights on the NYSE American from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold Common Stock for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege.

Record Date Stockholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves.

Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager, if applicable, if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. If the Dealer Manager declines to purchase the Rights of a Record Date Stockholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses.  Alternatively, the Rights may be transferred in accordance with the accompanying instructions. See “Description of the Rights Offering — Transferability and Sale of Rights.”

Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses. Alternatively, the Rights may be transferred in accordance with the accompanying instructions. See “Description of the Rights Offering — Transferability and Sale of Rights.”
Subscription Period
The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on [     , 20__] (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”

Offering Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”
Use of Proceeds
The Fund estimates the net proceeds of the Offer to be approximately $[ ]. This figure is based on the Subscription Price per share of $  and assumes all new shares of common stock offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid.

NBIA anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately [three] months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as [six] months. This could occur because market conditions could result in NBIA delaying the investment of proceeds if it believes the risk of making additional investments is not favorable. See “Investment Objectives and Principal Investment Strategy” in the Prospectus. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. See “Use of Proceeds.”

Information/Subscription Agent	[To be provided.]
Risks	See “Risk Factors” in the accompanying Prospectus for a discussion of the factors you should consider carefully before deciding to invest in the Fund’s Common Stock.

TABLE OF FEES AND EXPENSES

The purpose of the following table and the example below is to help you understand all fees and expenses that you, as a holder of the Fund’s Common Stock, would bear directly or indirectly. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that the Fund incurs the estimated offering expenses.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	[ ]%
Offering Expenses Borne by the Fund (as a percentage of offering price)	[ ]%

Distribution Reinvestment Plan Fees	None(1)
Percentage of Net Assets Attributable to Common Stock
Annual Expenses
Management Fees	%(2)
Interest on Notes	%
Other Expenses	%(3)
Total Annual Fund Operating Expenses	%
Distributions on Preferred Stock	%
Total Annual Expenses and Distributions on Preferred Stock	%
(1)
The Plan Agent’s fees for the handling of the reinvestment of distributions will be paid by the Fund. However, you will pay brokerage charges if you direct the Plan Agent to sell your Common Stock held in a distribution reinvestment account. See “Distribution Reinvestment Plan.”

(2)
The Adviser receives a management fee payable on a monthly basis at an annual rate of 0.60% of the Fund’s average daily Managed Assets for investment advisory services. In addition, the Adviser receives a fee payable on a monthly basis at an annual rate of 0.05% of the Fund’s average daily Managed Assets for administrative services.

(3) “Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.

Example
The following example illustrates the expenses (including the maximum estimated sales load of $[ ] and estimated offering expenses of $[ ] from the issuance of $[ ] million in common stock) you would pay on a $1,000 investment in common stock, assuming a 5% annual portfolio total return.*
	1 Year	3 Year	5 Year	10 Year
Total Expense Incurred
*
The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.  The example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example.

DESCRIPTION OF THE RIGHTS OFFERING

[Purpose of the Offer - To be provided.]

Important Terms of the Offer

[The Fund is issuing to Record Date Stockholders transferable Rights to subscribe for an aggregate of       shares of Common Stock. Each Record Date Stockholder is being issued one transferable Right for each whole share of Common Stock owned on the Record Date. The Rights entitle each Record Date Stockholder to acquire one share of Common Stock at the Subscription Price for every       Rights held (1 for        ). Rights may be exercised at any time during the subscription period, which commences

on          , the Record Date, and ends at        , New York City time, on       , the Expiration Date, unless extended by the Fund.

The Rights are transferable and will be admitted for trading, subject to notice of issuance, on the NYSE American under the symbol        during the course of the Offer. Trading in the Rights on the NYSE American is expected to be conducted until the close of trading on the NYSE American on the last Business Day prior to the Expiration Date. See “ — Transferability and Sale of Rights” below. The Fund’s outstanding Common Stock are, and the Common Stock issued pursuant to the exercise of the Rights will be, listed on the NYSE American. The Fund’s shares of Common Stock trade under the symbol “NHS.” The Rights will be uncertificated.

The Fund will not issue fractional shares of Common Stock upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of        , except that any Record Date Stockholder that owns fewer than        shares of Common Stock as of the close of business on the Record Date is entitled to subscribe for one full share of Common Stock in the Offer. Record Date Stockholders who hold two or more accounts may not combine their fractional interests across accounts.

The Rights are transferable. Rights holders who are not Record Date Stockholders may purchase Common Stock in the Primary Subscription, but are not entitled to subscribe for Common Stock pursuant to the Over-Subscription Privilege. Record Date Stockholders and Rights holders who purchase Common Stock in the Primary Subscription and Record Date Stockholders who purchase Common Stock pursuant to the Over-Subscription Privilege are hereinafter referred to as “Exercising Rights Holders.”

Common Stock not subscribed for during the Primary Subscription will be offered, by means of the Over-Subscription Privilege, to Record Date Stockholders who fully exercise the Rights issued to them pursuant to the Offer (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) and who wish to acquire more than the number of shares of Common Stock they are entitled to purchase pursuant to the exercise of their Rights, subject to certain limitations and subject to allotment. Investors who are not Record Date Stockholders are not entitled to subscribe for any shares of Common Stock pursuant to the Over-Subscription Privilege. See “ — Over-Subscription Privilege” below.

For purposes of determining the maximum number of shares of Common Stock a Record Date Stockholder may acquire pursuant to the Offer, broker-dealers, trust companies, banks or others whose Common Stock are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the Rights that are issued to Cede or the other depository or nominee on their behalf.

Rights may be exercised by completing a subscription certificate and delivering it, together with payment at the estimated Subscription Price, to the Subscription Agent. [A Rights holder will have no right to rescind a purchase after the Subscription Agent has received a completed subscription certificate together with payment for the Common Stock offered pursuant to the Offer.] Rights holders who exercise their Rights will not know at the time of exercise the Subscription Price of the shares of Common Stock being acquired and will be required initially to pay for both the Common Stock subscribed for during the subscription period and, if eligible, any additional Common Stock subscribed for pursuant to the Over-Subscription Privilege at the estimated Subscription Price of $            per share of Common Stock. The Fund, not investors, will pay a sales load on the aggregate Subscription Price, which will ultimately be borne by all Common Stockholders, even those who do not exercise their Rights. For a discussion of the method by which Rights may be exercised and Common Stock paid for, see “Description of the Rights Offering — Methods for Exercising Rights,” “Description of the Rights Offering — Payment for Common Stock” and “Distribution Arrangements.”

[There is no minimum number of Rights which must be exercised in order for the Offer to close.] The Fund will bear the expenses of the Offer, which will be paid from the proceeds of the Offer. These expenses include, but are not limited to, the expenses of preparing and printing the prospectus for the Offer, the Dealer Manager fee, and the expenses of Fund counsel and the Fund’s independent registered public accounting firm in connection with the Offer.

An investor who acquires Common Stock in the Offer issued after the record date for a monthly distribution (if any) to be paid by the Fund will not receive such distribution. Therefore, an investor who acquires Common Stock in the Offer will not receive the Fund’s distribution payable on        to Common Stockholders of record at the close of business on       and an investor who acquires Common Stock in the Offer issued after the record date for the Fund’s         distribution (which is expected to be             ), if declared by the Board, will not receive such distribution.

[The Fund has entered into the Dealer Manager Agreement, which allows the Dealer Manager to take actions to seek to facilitate the trading market for Rights and the placement of Common Stock pursuant to the exercise of Rights.] Those actions are expected to involve the Dealer Manager purchasing and exercising Rights during the Subscription Period at prices determined at the time of such exercise, which are expected to vary from the Subscription Price. See “Distribution Arrangements” for additional information.]

 Subscription Price

[To be provided.]

[Over-Subscription Privilege

Common Stock not subscribed for by Rights holders (the “Excess Common Stock”) will be offered, by means of the Over-Subscription Privilege, to the Record Date Stockholders who have fully exercised the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) and who wish to acquire more than the number of shares of Common Stock they are entitled to purchase pursuant to the Primary Subscription. Investors who are not Record Date Stockholders, but who otherwise acquire Rights to purchase the Fund’s Common Stock pursuant to the Offer (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Fund’s Common Stock pursuant to the Over-Subscription Privilege.

Record Date Stockholders should indicate on the subscription certificate, which they submit with respect to the exercise of the Rights issued to them, how many Excess Common Stock they are willing to acquire pursuant to the Over-Subscription Privilege. If sufficient Excess Common Stock remains, all such Record Date Stockholders’ over-subscription requests will be honored in full. If requests from such Record Date Stockholders for Common Stock pursuant to the Over-Subscription Privilege exceed the Excess Common Stock available, the available Excess Common Stock will be allocated pro rata among Record Date Stockholders who oversubscribe based on the number of Rights originally issued to such Record Date Stockholders. The percentage of remaining Common Stock each over-subscribing Record Date Stockholder may acquire will be rounded down to result in delivery of whole shares of Common Stock. The allocation process may involve a series of allocations to assure that the total number of shares of Common Stock available for over-subscriptions is distributed on a pro rata basis.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised pursuant to the Primary

Subscription and the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner’s Primary Subscription was exercised in full. Nominee Holder Over-Subscription Forms and Beneficial Owner Certification Forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates. Nominees should also notify holders purchasing Right in the secondary market that such Rights may not participate in the Over-Subscription Privilege.

The Fund will not offer or sell any Common Stock that is not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege.]

Expiration of the Offer

The Offer will expire at        , New York City time, on        , the Expiration Date, unless extended by the Fund.

Rights will expire without value on the Expiration Date (including any extension); they may not be exercised thereafter. Any extension of the Offer will be followed as promptly as practicable by announcement thereof, and in no event later than        , New York City time, on the next Business Day following the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make such announcement, the Fund will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as the Fund deems appropriate. The Fund may extend the Offer in its sole discretion for any reason.

Transferability and Sale of Rights

[The Rights are transferable until the close of business on the last Business Day prior to the Expiration Date,            , and will be admitted for trading on the NYSE American under the symbol           during the course of the Offer. We may, however, extend the expiration of the Offer.

The Offer may be terminated or extended by the Fund at any time for any reason before the Expiration Date. If the Fund terminates the Offer, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such Common Stockholders who had elected to exercise their Rights.

Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE American is expected to begin Business Days prior to the Record Date and may be conducted until the close of trading on the last NYSE American trading day prior to the Expiration Date. For purposes of this Prospectus, a “Business Day” shall mean any day on which trading is conducted on the NYSE American.

The value of the Rights, if any, will be reflected by their market price on the NYSE American. Rights may be sold by individual holders through their broker or financial advisor. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.

Rights that are sold will not confer any right to acquire any Common Stock in any over-subscription, and any Record Date Stockholder who sells any Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) will not be eligible to participate in the Over-Subscription Privilege, if any.

Trading of the Rights on the NYSE American will be conducted on a when-issued basis until and including [    ] and thereafter will be conducted on a regular-way basis until and including the last NYSE American trading day prior to the completion of the Subscription Period. The Rights are expected to begin trading ex-Rights one Business Day prior to the Record Date.

Stockholders are urged to obtain a recent trading price for the Rights on the NYSE American from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold Common Stock for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege.

Sales through the Subscription Agent and Dealer Manager. Record Date Stockholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves.

Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will attempt to sell such Rights, including by first offering such Rights to the Dealer Manager for purchase by the Dealer Manager at the then-current market price on the NYSE American. The Subscription Agent will also attempt to sell any Rights attributable to Common Stockholders of record whose addresses are outside of the United States, or who have an APO or FPO address. The Subscription Agent will offer Rights to the Dealer Manager before attempting to sell them on the NYSE American, which may affect the market price for Rights on the NYSE American and reduce the number of Rights available for purchase on the NYSE American.

If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Record Date Stockholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within            Business Days of the sale.  All of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will be remitted by the Subscription Agent to the selling Record Date Stockholder(s) within            Business Days following the Expiration Date.

If the Dealer Manager declines to purchase the Rights of a Record Date Stockholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the selling Record Date Stockholders. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds of such open market sales will be remitted by the Subscription Agent to the selling Record Date Stockholder(s) within   [     ] Business Days following the Expiration Date.

The Subscription Agent will also attempt to sell (either to the Dealer Manager or in open market transactions as described above) all Rights which remain unclaimed[, including as a result of subscription certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the [        ] Business Day prior to the Expiration Date]. The Subscription Agent will hold the proceeds from those sales in an account segregated from the Subscription Agent’s own funds for the benefit of such non-claiming Record Date Stockholders until such proceeds are either claimed or revert to the state.

There can be no assurance that the Subscription Agent will be able to sell any Rights, and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights. If a Record Date Stockholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights, then the other broker-dealer or financial institution may charge a fee to sell the Rights.

For a discussion of actions that may be taken by the Dealer Manager to seek to facilitate the trading market for Rights and the placement of Common Stock pursuant to the exercise of Rights, including the purchase of Rights and the sale during the Subscription Period by the Dealer Manager of Common Stock acquired through the exercise of Rights and the terms on which such sales will be made, see “Distribution Arrangements.”

The Dealer Manager may also act on behalf of its clients to purchase or sell Rights in the open market and may receive commissions from its clients for such services. Holders of Rights attempting to sell any unexercised Rights in the open market through a broker-dealer other than the Dealer Manager may be charged a different commission and should consider the commissions and fees charged by the broker-dealer prior to selling their Rights on the open market. The Dealer Manager is not expected to purchase Rights as principal for its own account in order to seek to facilitate the trading market for Rights or otherwise. See “Distribution Arrangements” for additional information.

Except for the fees charged by the Subscription Agent and Dealer Manager (which will be paid by the Fund), the transferor of the Rights shall be responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of Rights. None of the Fund, the Subscription Agent or the Dealer Manager will pay such commissions, fees or expenses. Investors who wish to purchase, sell, exercise or transfer Rights through a broker, bank or other party should first inquire about any fees and expenses that the investor will incur in connection with the transaction.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Primary Subscription and Over-Subscription Privilege may be effected through, the facilities of the Depository Trust Company (“DTC”) or through the Subscription Agent. Eligible Record Date Stockholders may exercise the Over-Subscription Privilege in respect of exercised Rights by properly executing and delivering to the Subscription Agent, at or prior to         , New York City time, on the Expiration Date, a Nominee Holder over-subscription certificate or a substantially similar form satisfactory to the Subscription Agent, together with payment of the Subscription Price for the number of shares of Common Stock for which the Over-Subscription Privilege is to be exercised.

Additional information on the transferability of Rights.  The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase Common Stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional Rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each     rights held.]

Methods for Exercising Rights

[Rights may be exercised by [submitting instructions to the Subscription Agent to exercise the Rights in an manner acceptable to the Fund and Subscription Agent, or by] completing and signing any subscription certificate that may accompanies this Prospectus and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full for the Common Stock at the Subscription Price by the Expiration Date.

[Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, (1) to deliver a Notice of Guaranteed Delivery along with payment of the shares prior to         , New York City time, on the Expiration Date and (2) to guarantee delivery of a properly completed and executed subscription certificate pursuant to a Notice of Guaranteed Delivery by the close of business on the          Business Day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the Subscription Agent prior to         , New York City time, on or before the Expiration Date (unless payment is effected by means of a Notice of Guaranteed Delivery set forth under “ — Payment for Common Stock” below) at the offices of the Subscription Agent at the address set forth above. Fractional shares of Common Stock will not be issued upon the exercise of Rights.]

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the Subscription Price will be determined by the Fund, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. The Fund reserves the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of the Fund’s counsel, be unlawful.

 See “Distribution Arrangements” for additional information regarding the purchase and exercise of Rights by the Dealer Manager.

Common Stockholders who are record owners. Exercising Rights Holders who are holders of record may choose either option set forth under “ — Payment for Common Stock” below. If time is of the essence, the Fund or the Advisers, in their sole discretion, may permit delivery of the subscription certificate and payment after the Expiration Date.

Record Date Stockholders whose Common Stock is held by a nominee. Record Date Stockholders whose Common Stock is held by a nominee, such as a bank, broker or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the subscription certificate on behalf of the Record Date Stockholder and arrange for proper payment by one of the methods set forth under “ — Payment for Common Stock” below.

Nominees.  Nominees, such as brokers, trustees or depositories for securities, who hold Common Stock for the account of others, should notify the respective beneficial owners of the Common Stock as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “ — Payment for Common Stock” below.

Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner who is a Record Date Stockholder, as to the aggregate number of Rights exercised during the subscription period and the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege by the beneficial owner, and that the beneficial owner exercised all Rights issued to it pursuant to the Offer.

[Foreign Common Stockholders

Subscription certificates will not be mailed to Record Date Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) (the “Foreign Common Stockholders”). Subscription certificates will only be mailed to Record Date Stockholders whose addresses are within the United States (other than an APO or FPO address). Record Date Stockholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent in writing no later than         Business Days prior to the Expiration Date. The Fund will determine whether the Offer may be made to any such Record Date Stockholder. The Offer will not be made in any jurisdiction where it would be unlawful to do so. If the Subscription Agent has received no instruction by the         Business Day prior to the Expiration Date or the Fund has determined that the Offer may not be made to a particular Record Date Stockholder, the Subscription Agent will attempt to sell all of such Common Stockholder’s Rights and remit the net proceeds, if any, to such Common Stockholder. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses.

The Subscription Agent will hold the Rights to which those subscription certificates relate for these Common Stockholders’ accounts until instructions are received to exercise, sell or transfer the Rights, subject to applicable law. If no instructions have been received by         , New York City time, on         ,          Business Days prior to the Expiration Date (or, if the subscription period is extended, on or before         Business Days prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each Foreign Common Stockholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within          Business Days of the sale. All of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will then be remitted by the Subscription Agent to the Foreign Common Stockholder within         Business Days following the Expiration Date.

If the Dealer Manager declines to purchase the Rights of a Foreign Common Stockholder, the Subscription Agent will attempt to sell such Rights in the open market. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the Foreign Common Stockholders. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will be remitted by the Subscription Agent to the Foreign Common Stockholders within three (3) Business Days following the Expiration Date.

There can be no assurance that the Subscription Agent will be able to sell any Rights, and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights.]

Subscription Agent

[The Subscription Agent is         . Under the terms and subject to the conditions contained in a Subscription Agent Agreement between the Fund and the Subscription Agent, the Subscription Agent in connection with the Offer will provide services related to the distribution of the subscription certificates and the issuance and exercise of Rights to subscribe as set forth therein. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $        , plus reimbursement for all out-of-pocket expenses related to the Offer.

Completed subscription certificates must be sent together with proper payment of the Subscription Price for all shares of Common Stock subscribed for in the Primary Subscription and the Over-Subscription Privilege (for eligible Record Date Stockholders) to the Subscription Agent by one of the methods described below. [Alternatively, Notices of Guaranteed Delivery may be sent by email to         to be received by the Subscription Agent prior to         New York City time, on the Expiration Date.] The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to         , New York City time, on the Expiration Date or by the close of business on the         Business Day after the Expiration Date following timely receipt of a Notice of Guaranteed Delivery. See “ — Payment for Common Stock” below.

Subscription Certificate Delivery Method	Address/Number

[By Notice of Guaranteed Delivery	Contact your broker-dealer, trust company, bank, or other nominee to notify the Fund of your intent to exercise, sell or transfer the Rights.

By First Class Mail Only (No Overnight /Express Mail)

By Express Mail or Overnight Courier]

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.]

Information Agent

[The Information Agent is         . Under the terms and subject to the conditions contained in an Information Agent Agreement between the Fund and the Information Agent, the Information Agent will provide communication, dissemination and other related services in connection with the Offer. The Information Agent will receive a fee estimated to be $        , plus reimbursement for its out-of-pocket expenses related to the Offer.

Any questions or requests for assistance concerning the method of subscribing for Common Stock or for additional copies of this prospectus or subscription certificates or Notices of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address listed below:

Common Stockholders may also contact their brokers or nominees for information with respect to the Offer.

Payment for Common Stock

[Exercising Rights Holders may choose between the following methods of payment:

(1)  An Exercising Rights Holder [may send the subscription certificate together with payment by certified or cashier’s check, money order or personal check for the Common Stock acquired in the Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege (for eligible Record Date Stockholders) to the Subscription Agent based on the estimated Subscription Price of [   ]. To be accepted, the payment by certified or cashier’s check, money order or personal check, together with a properly completed and executed subscription certificate, must be received by the Subscription Agent at one of the Subscription Agent’s offices set forth above, prior to         , New York City time, on the Expiration Date.]

Except as otherwise set forth below, all payments submitted pursuant to the method above must be in U.S. dollars by certified or cashier’s check, money order or personal check drawn on a bank or branch located in the United States and payable to [        ], and must accompany an executed subscription certificate to be accepted. The Subscription Agent will deposit all funds received by it prior to the final payment date into a segregated account pending proration and distribution of the shares of Common Stock.

(2)  An Exercising Rights Holder may have a bank, trust company or NYSE American member deliver a Notice of Guaranteed Delivery to the Subscription Agent by email or mail, along with payment of the full estimated Subscription Price for the Common Stock subscribed for in the Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege (for eligible Record Date Stockholders) by [        ], New York City time, on the Expiration Date guaranteeing delivery of  a properly completed and executed subscription certificate. [The Subscription Agent will not honor a Notice of Guaranteed Delivery unless a properly completed and executed subscription certificate is received by the Subscription Agent by the close of business on  [       ]or, if the Offer is extended, on the second (2nd) Business Day after the Expiration Date.]

The method of delivery of subscription certificates and payment of the Subscription Price to the Fund will be at the election and risk of the Exercising Rights Holders, but if sent by mail, it is recommended that such Certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to [        ], New York City time, on the Expiration Date [or the date guaranteed payments are due under a Notice of Guaranteed Delivery (as applicable)]. Because uncertified personal checks may take at least five Business Days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Within [        ] Business Days following the Expiration Date (the “Confirmation Date”), the Subscription Agent will direct the Transfer Agent to send to each Exercising Rights Holder (or, if shares of Common Stock are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares of Common Stock purchased pursuant to the Primary Subscription; (ii) the number of shares of Common Stock, if any, acquired pursuant to the Over-Subscription Privilege (for eligible Record Date Stockholders); (iii) the per share of Common Stock and total purchase price for the Common Stock; and (iv) any additional amount payable to the Fund by the Exercising Rights Holder or any excess to be refunded by the Fund to the Exercising Rights Holder, in each case based on the Subscription Price as determined on the Expiration Date. If any Exercising Rights Holder, if eligible, exercises his right to acquire Common Stock pursuant to the Over-Subscription Privilege, any excess payment which would otherwise be refunded to him will be applied by the Fund toward payment for Common Stock acquired pursuant to the exercise of the Over-Subscription Privilege. Any additional payment required from an Exercising Rights Holder must be received by the Subscription

Agent within          Business Days after the Confirmation Date. Any excess payment to be refunded by the Fund to an Exercising Rights Holder will be mailed by the Subscription Agent to the Rights Holder as promptly as practicable.

Whichever of the two methods described above is used, issuance of the Common Stock purchased is subject to collection of checks and actual receipt of payment. The Subscription Agent will deposit all checks it receives prior to the final due date of this Offer into a segregated account pending proration and distribution of the Common Stock. The Subscription Agent may receive investment earnings on the funds deposited into such account. If an Exercising Rights Holder who subscribes for Common Stock pursuant to the Primary Subscription or Over-Subscription Privilege (for eligible Record Date Stockholders) does not make payment of any amounts due by the Expiration Date [or the date guaranteed payments are due under a Notice of Guaranteed Delivery], the Subscription Agent reserves the right to take any or all of the following actions: (i) sell subscribed and unpaid-for Common Stock to other eligible Record Date Stockholders; (ii) apply any payment actually received by it from the Exercising Rights Holder toward the purchase of the greatest whole number of shares of Common Stock which could be acquired by such Exercising Rights Holder upon exercise of the Primary Subscription and/or the Over-Subscription Privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for Common Stock.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund or the Adviser, each in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund or the Adviser determines in its sole discretion. The Subscription Agent and the Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

A Rights holder will have no right to rescind a purchase after the Subscription Agent has received payment either by means of a notice of guaranteed delivery or a check.

DISTRIBUTION ARRANGEMENTS

[                 will act as Dealer Manager for the Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Adviser, the Dealer Manager will provide financial structuring and solicitation services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. [The Offer is not contingent upon any number of Rights being exercised.] The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a “Selling Group Member” and collectively the “Selling Group Members”), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Common Stock purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a “Soliciting Dealer” and collectively the “Soliciting Dealers”) to solicit the exercise of Rights. See “Compensation to Dealer Manager” for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Offer.

The services provided by the Dealer Manager differ from those provided by the Adviser in that the Adviser acts as the investment adviser for the Fund and manages the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objectives and policies and limitations, and generally manages the day-to-day business and affairs of the Fund. The Adviser has not been retained by the Fund to manage a rights offering; instead, given the complexities of the transaction, the Fund believes that the retention of the Dealer Manager will be beneficial.

The Fund and the Adviser have agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Common Stock acquired through exercising the Rights at prices that may be different from the market price for such Common Stock or from the price to be received by the Fund upon the exercise of Rights. The Dealer Manager is authorized to buy and exercise Rights (for delivery of Common Stock prior to the expiration of the Offer), including unexercised Rights of Record Date Stockholders whose record addresses are outside the United States held by the Subscription Agent for which no instructions are received, and to sell Common Stock to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time. In addition, the Dealer Manager has the right to buy Rights offered to it by the Subscription Agent from electing Record Date Stockholders, and the Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the resale of such Rights. See “ — Sales through the Subscription Agent” above for more information.

In order to seek to facilitate the trading market in the Rights for the benefit of non-exercising Common Stockholders, and the placement of the Common Stock to new or existing investors pursuant to the exercise of the Rights, the Dealer Manager Agreement provides for special arrangements with the Dealer Manager. Under these arrangements, the Dealer Manager is expected to purchase Rights on the NYSE American. The number of Rights, if any, purchased by the Dealer Manager will be determined by the Dealer Manager in its sole discretion. The Dealer Manager is not obligated to purchase Rights or Common Stock as principal for its own account to facilitate the trading market for Rights or for investment purposes. Rather, its purchases are expected to be closely related to interest in acquiring Common Stock generated by the Dealer Manager through its marketing and soliciting activities. The Dealer Manager intends to exercise Rights purchased by it during the Subscription Period but prior to the Expiration Date. The Dealer Manager may exercise those Rights at its option on one or more dates, which are expected to be prior to the Expiration Date. The subscription price for the Common Stock issued through the exercise of Rights by the Dealer Manager prior to the Expiration Date will be         . The price and timing of these exercises are expected to differ from those described herein for the Offer. The Subscription Price will be paid to the Fund and the dealer manager fee with respect to such proceeds will be paid by the Fund on the applicable settlement date(s) of such exercise(s).

In connection with the exercise of Rights and receipt of Common Stock, the Dealer Manager intends to offer those shares of Common Stock for sale to the public and/or through Selling Group Members it has established. The Dealer Manager may set the price for those shares of Common Stock at any price that it determines, in its sole discretion. The Dealer Manager has advised that the price at which such shares of Common Stock are offered is expected to be at or slightly below the closing price of the Common Stock on the NYSE American on the date the Dealer Manager exercises Rights. No portion of the amount paid to the Dealer Manager or to a Selling Group Member from the sale of Common Stock in this manner will be paid to the Fund. If the sales price of the Common Stock is greater than the subscription price paid by the Dealer Manager for such shares of Common Stock plus the costs to purchase Rights for the purpose of acquiring those shares of Common Stock, the Dealer Manager will receive a gain.

Alternatively, if the sales price of the Common Stock is less than the Subscription Price for such shares of Common Stock plus the costs to purchase Rights for the purpose of acquiring those shares of Common Stock, the Dealer Manager will incur a loss. The Dealer Manager will pay a concession to Selling Group Members in an amount equal to approximately         % of the aggregate price of the Common Stock sold by the respective Selling Group Member. Neither the Fund nor the Advisers has a role in setting the terms, including the sales price, on which the Dealer Manager offers for sale and sells Common Stock it has acquired through purchasing and exercising Rights or the timing of the exercise of Rights or sales of Common Stock by the Dealer Manager. Persons who purchase Common Stock from the Dealer Manager or a Selling Group Member will purchase Common Stock at a price set by the Dealer Manager, which may be more or less than the Subscription Price, based on the price mechanism through which Common Stock will be sold in the Offer, and at a time set by the Dealer Manager, which is expected to be prior to the Expiration Date, and will not have the uncertainty of waiting for the determination of the Subscription Price on the Expiration Date.

The Dealer Manager may purchase Rights as principal or act as agent on behalf of its clients for the resale of such Rights. The Dealer Manager may realize gains (or losses) in connection with the purchase and sale of Rights and the sale of Common Stock, although such transactions are intended by the Dealer Manager to facilitate the trading market in the Rights and the placement of the Common Stock to new or existing investors pursuant to the exercise of the Rights. Any gains (or losses) realized by the Dealer Manager from the purchase and sale of Rights and the sale of Common Stock are independent of and in addition to its fee as Dealer Manager. The Dealer Manager has advised that any such gains (or losses) are expected to be immaterial relative to its fee as Dealer Manager.

Since neither the Dealer Manager nor persons who purchase Common Stock from the Dealer Manager or Selling Group Members were Record Date Stockholders, they would not be able to participate in the Over-Subscription Privilege.

There is no limit on the number of Rights the Dealer Manager can purchase or exercise. Common Stock acquired by the Dealer Manager pursuant to the exercise of Rights acquired by it will reduce the number of Common Stock available pursuant to the over-subscription privilege, perhaps materially, depending on the number of Rights purchased and exercised by the Dealer Manager.

Although the Dealer Manager can seek to facilitate the trading market for Rights as described above, investors can acquire Common Stock at the Subscription Price by acquiring Rights on the NYSE American and exercising them in the method described above under “Methods of Exercising of Rights.”

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Advisers and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.

The principal business address of the Dealer Manager is                 .]

Compensation to Dealer Manager

[Pursuant to the Dealer Manager Agreement, the Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to         % of the Subscription Price for each share of Common Stock issued pursuant to the Offer, including the Over-Subscription Privilege. The

Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to         % of the Subscription Price for each share of Common Stock issued pursuant to the Offer or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to         % of the Subscription Price for each share of Common Stock issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares of Common Stock held by such Soliciting Dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.

The Fund has also agreed to pay the Dealer Manager up to $         as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Offer.  The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $        , incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. No other fees will be payable by the Fund or the Advisers to the Dealer Manager in connection with the Offer.]

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[ ], based on the Subscription Price per share of $[ ], assuming all new shares of common stock offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid and after deduction of the underwriting discounts and commissions. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. NBIA anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within [three] months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as [six] months. This could occur because the market conditions could result in NBIA delaying the investment of proceeds if it believes the risk of making additional investments is not favorable. See “Investment Objective and Principal Investment Strategy” in the Prospectus. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

CAPITALIZATION

For a description of the capitalization, see “Description of Capital Structure” in the Prospectus.

PRICE RANGE OF SHARES OF COMMON STOCK

The Fund’s Common Stock is publicly held and is listed and traded on the NYSE American. The following table sets forth for the fiscal quarters indicated the highest and lowest daily prices during the applicable quarter at the close of market on the NYSE American per share of Common Stock along with (i) the highest and lowest closing NAV and (ii) the highest and lowest premium or discount from NAV represented by such prices at the close of the market on the NYSE American.

	NYSE American Market Price(1)				NAV at NYSE American Market Price(1)				Market Premium/(Discount) to NAV on Date of NYSE American Market Price(1)
Quarter Ended (2)	High		Low		High		Low		High		Low

[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%
[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	[ ]	%	[ ]	%

(1)         Source: [  ]
(2)         Data presented are with respect to a short period of time and are not indicative of future performance.

On [  ], the Fund’s NAV was $[  ] and the last reported sale price of a share of Common Stock on the NYSE American was $[  ], representing a discount to NAV of [  ]%.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

Dilution risk

As a result of this Offer, it is anticipated that even if you fully exercise your Rights, you should expect to incur immediate economic dilution and, if you do not exercise all of your Rights, you will incur voting dilution. Further, both the sales load and the expenses associated with the Offer paid by the Fund will immediately reduce the NAV of each outstanding share of Common Stock. To the extent that the number of shares of Common Stock outstanding after the Offer will have increased proportionately more than the increase in the size of the Fund’s net assets, you will, at the completion of the Offer, experience immediate dilution of NAV. The percentage increase in shares of Common Stock outstanding that will occur if all the Rights are exercised is [ ]%.

In addition, if the Subscription Price for the Offer is less than the Fund’s NAV of the Common Stock as of the Expiration Date, you would experience additional immediate dilution of NAV as a result of the Offer. If the Subscription Price is substantially less than the current NAV at the expiration of the Offer, such dilution could be substantial. It is anticipated that the existing Common Stockholders will experience immediate dilution even if they fully exercise their Rights. In addition, whether or not you exercise your Rights, you will experience a dilution of NAV of the Common Stock because you will indirectly bear the expenses of this Offer, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of NAV will disproportionately affect Common Stockholders who do not exercise their Rights. We cannot state precisely the amount of any decrease because we do not know at this time how many shares of Common Stock will be subscribed for or what the NAV or market price of the Fund’s Common Stock will be on the Expiration Date or what the Subscription Price will be. For example, based on the Fund’s NAV and market price on [ ], the

Subscription Price would be [less] than NAV and [there would be dilution]. Assuming full exercise of the Rights being offered and that the NAV per share of Common Stock on the Expiration Date was $[ ] (the NAV per share of Common Stock as of [ ]), it is estimated that the per share dilution resulting from the Offer, as of [ ], would be $[ ].

In addition to the economic dilution described above, if you do not exercise all of your Rights, you will incur voting dilution as a result of this Offer. This voting dilution will occur because you will own a smaller proportionate interest in the Fund after the Offer than you owned prior to the Offer.

The fact that the Rights are transferable may reduce the effects of dilution as a result of the Offer. Rights holders can transfer or sell their Rights. The cash received from the sale of Rights may be viewed as partial compensation for any possible dilution. There can be no assurances, however, that a market for the Rights will develop or that the Rights will have any value in that market.

Risks of investing in Rights

Shares of closed-end funds such as the Fund frequently trade at a discount to NAV. Since inception, the Fund’s Common Stock has frequently traded at a discount in relation to NAV. See “Description of Capital Structure” and “Price Range of Shares of Common Stock” in the Prospectus and this Supplement. If the price at which the shares of Common Stock is being offered is less than [  ]% of NAV on the Expiration Date, then the Subscription Price will likely be greater than the market price of a share of Common Stock on that date. In addition, the price at which the shares of Common Stock is being offered, even if above [  ]% of NAV, may still be above the market price of a share of Common Stock on the Expiration Date. If either event occurs, the Rights will have no value, and a person who exercises Rights will experience an immediate loss of value.

Increase in Share Price Volatility; Decrease in Share Price. The Offer may result in an increase in trading of the Common Stock, which may increase volatility in the market price of the Common Stock. The Offer may result in an increase in the number of Common Stockholders wishing to sell their shares of Common Stock, which would exert downward price pressure on the price of Common Stock.

Under-Subscription. It is possible that the Offer will not be fully subscribed. Under-subscription of the Offer would have an impact on the net proceeds of the Offer and whether the Fund achieves any benefits.

[Additional risks, if any, to be provided.]

RIGHTS OFFERING

This rights offering will be made in accordance with the 1940 Act. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each        rights held.

TAXATION

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by K&L Gates LLP, counsel to the Fund in connection with this rights offering.

Neuberger Berman High Yield Strategies Fund Inc.
Shares of Common Stock
Issuable Upon Exercise of Rights to
Subscribe for Such Shares of Common Stock
PROSPECTUS SUPPLEMENT
___________, 20__